Exhibit (8)

         [Letterhead of Jenkens & Gilchrist, a Professional Corporation]



                               September ___, 1998




Santa Barbara Bancorp
1021 Anacapa Street
Santa Barbara, California 93101-2036


Ladies and Gentlemen:

         We have acted as counsel to Santa Barbara Bancorp, a California corporation ("SBB"), in connection with the proposed merger (the "Merger") of Pacific Capital Bancorp, a California corporation ("Pacific"), with and into SBB and the registration of 9,345,000 shares of the common stock of SBB ("SBB Common Stock") that may be issued pursuant to the Agreement and Plan of Reorganization (the "Reorganization Agreement") dated July 20, 1998, all as described in the Form S-4 registration statement filed with the Securities and Exchange Commission (the "Commission") on September 23, 1998 (as thereafter amended from time to time and together with all exhibits thereto, the "Registration Statement"). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

         Set forth below are our opinions and the assumptions and documents upon which we have relied in rendering our opinions.

         A.       Documents Reviewed

         In connection with the opinions rendered below, we have reviewed and relied upon the following documents:

                  1.       the Registration Statement,

                  2.       the Reorganization Agreement,

                  3. the Agreement and Plan of Merger by and between SBB and Pacific dated as of July 29, 1998 )(the "Merger Agreement"),

                  4. the Certificates of Pacific and SBB attached hereto as Exhibit "A" and Exhibit "B," respectively (collectively, the "Certificates"), and

                  5. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

         B.       Assumptions

         In connection with the opinions rendered below, we have assumed:

                  1. that all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents.

                  2. that the Merger will be consummated as contemplated in the Registration Statement and without waiver of any material provision thereof.

         C.       Opinions

         Based solely upon the documents and assumptions set forth above, and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificates as of the date hereof and as of the date of the Effective Time of the Merger, it is our opinion that the Merger will be a reorganization within the meaning of section 368(a)(1)(A) of the Code and the following federal income tax consequences will result:

                  (a) no gain or loss will be recognized for federal income tax purposes by the holders of Pacific Common Stock upon the receipt of SBB Common Stock solely in exchange for such Pacific Common Stock (except to the extent, if any, that cash is received in lieu of fractional shares);

                  (b) the aggregate tax basis of the SBB Common Stock received by Pacific stockholders in the Merger (including any fractional shares of SBB Common Stock) will be the same as the aggregate tax basis of the Pacific Common Stock surrendered in exchange therefor;

                  (c) the holding period of the SBB Common Stock received by each Pacific stockholder in the Merger will include the holding period of the shares of Pacific Common Stock surrendered in exchange therefor;

                  (d) cash payments received by the holders of Pacific Common Stock in lieu of fractional shares of SBB Common Stock will be treated as if such fractional shares had been issued in the Merger and then redeemed by SBB. A Pacific stockholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis allocated to such fractional share. The gain or loss should be capital gain or loss, provided that each such fractional share of SBB Common Stock was held as a capital asset at the Effective Time of the Merger;

                  (e) a holder of Pacific Common Stock who exercises dissenters' rights with respect to a share of Pacific Common Stock and receives a cash payment for such share generally should recognize capital gain or loss (if each such share was held as a capital asset at the Effective Time of the Merger) measured by the difference between the stockholder's basis in such shares and the amount of cash received, provided that such payment is not "essentially equivalent to a dividend" within the meaning of Section 302 of the Code after giving effect to the constructive ownership rules of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of shares pursuant to an exercise of dissenters' rights generally will not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising the dissenters' rights owns no shares of capital stock of SBB (either actually or constructively within the meaning of Section 318 of the Code) immediately after the Merger.

                  (f) the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption "Certain Federal Income Tax Considerations" are correct in all material respects and that the discussion thereunder represents an accurate summary of the United States federal income tax consequences of the Merger that are material to SBB and the shareholders of SBB.

         D.       Limitations

                  1. Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the Treasury regulations promulgated thereunder (the "Regulations"), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter.
                  There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

                  2. The opinions expressed herein represent counsel's best legal judgment and are not binding upon the Internal Revenue Service or the courts and are dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in the Certificates. To the extent that any of the factual representations provided to us in the Certificates is with respect to matters set forth in the Code or the Regulations, we have reviewed with the individuals making such factual representations the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations. We have made no independent investigation of the facts contained in the documents and assumptions set forth above, the factual representations set forth in the Certificates or the Registration Statement. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any material inaccuracy or incompleteness in these documents, assumptions or factual representations (whether made by any or all of Pacific or SBB) could adversely affect the opinions stated herein.

                  3. We are expressing opinions only as to those matters expressly set forth in Section C above. No opinion should be inferred as to any other matters. This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

                  4. This opinion letter is issued for your benefit and the shareholders of SBB and no other person or entity may rely hereon without our express written consent. This opinion letter may be filed as an exhibit to the Registration Statement. Furthermore, we consent to the reference to Jenkens & Gilchrist, a Professional Corporation, under the captions "Legal Matters" and "Certain Federal Income Tax Considerations." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                                     Very truly yours,

                                                     JENKENS & GILCHRIST,
                                                     a Professional Corporation



                                                     By:
                                                            --------------------